EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

New River Pharmaceuticals Inc.:

We consent to the use of our report included herein and to the references to our firm under the headings “Experts” and “Selected Consolidated Financial Data,” in the prospectus.

/s/ KPMG LLP

Roanoke, Virginia

June 8, 2004